Exhibit 99.1

Courier Reports Third-Quarter Results

Shortfall at Creative Homeowner Leads to Impairment Charge of $24 Million

NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--Courier Corporation (Nasdaq: CRRC), one of America’s leading book manufacturers and specialty publishers, today announced results for the quarter ended June 28, 2008, the third quarter of its 2008 fiscal year. Revenues for the quarter were $73.4 million, unchanged from last year’s third quarter. Due to a non-cash impairment charge of approximately $23.9 million related to poor performance at Creative Homeowner as discussed below, Courier reported a net loss for the quarter of $12.4 million or $1.00 per diluted share. Excluding the impairment charge, net income for the quarter was $3.1 million or $0.25 per diluted share, compared to net income of $6.7 million or $0.53 per diluted share in the third quarter of fiscal 2007.

For the first nine months of fiscal 2008, Courier sales were $204.0 million, down 5% from $214.1 million in fiscal 2007. Including the impairment charge, the company’s net loss through nine months was $7.6 million or $0.60 per diluted share. Excluding the impairment charge, adjusted net income through nine months was $7.9 million or $0.63 per diluted share, compared to net income of $16.3 million or $1.29 per diluted share for the first nine months of fiscal 2007.

Impairment charge at Creative Homeowner

The company’s Creative Homeowner business was especially hard hit in the quarter, experiencing slow sales and higher-than-anticipated returns from retailers due to the continued reduction in store traffic at home improvement centers and other large retail chains. Including the allowance for returns, Creative Homeowner’s third-quarter sales were down 45% from a year earlier. The result was a pre-tax loss of $3.6 million, or $0.18 per share, in this year’s third quarter. This sharp downturn led to the non-cash, pretax impairment charge of approximately $23.9 million, or $1.25 per diluted share, with an after-tax effect of $15.5 million.

The following table summarizes the impact of the impairment charge on net income.

	(in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Net income (loss) as reported	$(12,372)	$6,681	$(7,573)	$16,313
Impairment charge, after tax	(15,500)	-	(15,500)
Net income before impairment charge	$3,128	$6,681	$7,927	$16,313
Net income per diluted share before impairment charge	$0.25	$0.53	$0.63	$1.29

Results mixed in other businesses

Third-quarter performance in Courier’s book manufacturing segment was mixed, with sales up 8% but pretax income down 19% against last year’s exceptionally strong third quarter in the education market. Religious and specialty trade sales were up strongly, but textbook sales were slower than expected, reflecting the competitive environment and inconsistent ordering in the wake of industry consolidation. Margins were down in this year’s third-quarter, reflecting the combination of pricing pressures and lower capacity utilization.

“It was a challenging quarter for book publishers and retailers everywhere, and we felt it across the board,” said Courier Chairman and Chief Executive Officer James F. Conway III. “The issues were greatest at Creative Homeowner, though all our publishing businesses were affected. But the depth of the downturn in home-center sales made corrective action imperative, and we have begun the difficult but essential process of putting Creative Homeowner’s performance on a firmer footing going forward. We also implemented administrative improvements spanning all three of our publishing businesses, strengthening sales and service while eliminating back-office redundancy. Some of the benefits of these improvements are apparent already, and we expect them to increase as we move forward.

“In book manufacturing, we faced a difficult sales environment in the education market. On the other hand, we had a very strong quarter as a manufacturer of religious and specialty trade books, underscoring the value of our balanced portfolio of customers and markets. As we continue to work our way through the current round of economic and industry challenges, we are well equipped to provide the quality and service customers need while competing aggressively to increase our market share.”

Book manufacturing sales up 8%

Courier’s book manufacturing segment had third-quarter sales of $63.2 million, up 8% from last year’s third-quarter sales of $58.5 million. For the year to date, book manufacturing sales were $166.3 million, down 2% from fiscal 2007. Year-to-date pretax income in the segment was $16.2 million, down 32% from $23.9 million in 2007.

The book manufacturing segment focuses on three publishing markets: education, religion, and specialty trade. Sales to the education market were down 7% for the quarter and 8% for the year to date, as publishers continued to manage inventories closely. Sales to the religious market were up 39% from last year’s third quarter, primarily due to order timing. For the year to date, religious sales were up 7%, though historical trends in this market suggest long-term growth of from 3% to 5%. Sales to the specialty trade market were up 18% in the third quarter and up 2% through nine months, reflecting several new accounts as well as share gains with existing customers.

Pretax income for the segment was $8.2 million in the quarter, down from $10.1 million for the same period last year. Third-quarter gross profit was $15.7 million, versus $17.2 million in fiscal 2007, decreasing as a percentage of sales to 24.8% from 29.5% a year earlier. This decrease reflected an increase of $500,000 in depreciation costs combined with lower capacity utilization, a competitive pricing environment and the challenge of maintaining efficiency in the midst of repeated interruptions in order flow from textbook publishers.

The spring completion of a comprehensive technology upgrade at Courier’s Philadelphia plant provides additional capacity for its religious business while also enabling increased efficiency and lower costs to meet a key customer’s growing requirements for global scripture distribution. The last component of the upgrade, a new bindery line, was fully operational by the end of the quarter.

“We had expected that our strong quarter in the religious and specialty trade markets would be matched by rising sales of four-color textbooks,” said Mr. Conway. “As it happened, a combination of industry and market forces limited education sales through much of the quarter. Our Kendallville plant remains the most efficient four-color book production plant in North America, and in Philadelphia we now have an equally advanced platform for the printing and binding of religious scriptures. Our task going forward is to leverage these state-of-the-art resources to gain additional market share while maximizing productivity in this challenging economy. Our seasoned management and service leadership have given us excellent relationships with publishers of all sizes. Executing well remains our best way to extend these relationships and grow additional business.”

Specialty publishing loses $3 million on Creative Homeowner results

Courier’s specialty publishing segment includes three businesses: Creative Homeowner, a publisher and distributor of books on home design, decorating, landscaping and gardening; Dover Publications, a niche publisher with thousands of titles in dozens of specialty trade markets; and Research & Education Association (REA), a publisher of test preparation books and study guides.

Third-quarter sales for the segment were $13.4 million, down 25% from $17.9 million in last year’s third quarter. Sales at Creative Homeowner were down 45% to $3.7 million from $6.8 million a year earlier in conjunction with ongoing problems in the nation’s housing and financial sectors and resulting weakness in home-center store traffic. Sales at Dover Publications were $7.9 million, down 15% from last year’s third quarter, and sales at REA were $1.7 million, down 7% from a year ago, reflecting a general reduction in consumer spending at book retailers nationwide. For the first nine months of fiscal 2008, specialty publishing sales were $45.4 million, down 14% from fiscal 2007. Nine-month sales at Creative Homeowner were $15.7 million, down 25% from fiscal 2007. Year-to-date sales at Dover Publications were down 9% from last year, while year-to-date sales at REA were up 4%.

Overall, the publishing segment recorded a third-quarter pretax loss of $3 million, with Creative Homeowner losing $3.6 million in the quarter, reflecting the sharp drop in sales, unusually high returns and a resulting increase in the returns reserve of approximately $1 million over historical levels. Creative Homeowner’s loss also included a $1 million charge for increased inventory reserves, severance expenses and the writedown of investment in underperforming titles. In last year’s third quarter, the segment had pretax income of $800,000, while Creative Homeowner reported a pretax loss of $600,000. For fiscal 2008 to date, the segment’s pretax loss was $2.7 million, including a $5.2 million pretax loss at Creative Homeowner. For the first nine months of fiscal 2007, the segment reported pretax income of $3.0 million, while Creative Homeowner had a pretax loss of $200,000.

“The problems in America’s housing sector have been well documented, but the magnitude of their impact on Creative Homeowner surprised us in the third quarter,” said Mr. Conway. “The measures we are undertaking reflect our determination to stabilize this business and enable it to weather a challenge which has outstripped expectations. It’s worth remembering that throughout the depths of the downturn, Creative Homeowner has maintained its market presence, and its books have consistently remained among the top sellers in their categories.

“Apart from Creative Homeowner, the segment remained profitable, though it was still affected by the general softness in the retail economy and among major bookseller chains in particular. Dover began shipping a new crafts series, Dover DesignWorks, which was well received by retailers, and will be supplemented in the fourth quarter by another promising new line of premium editions. REA’s performance slowed in the quarter against very strong prior-year results, but the combination of a promising new channel and more than two dozen new titles scheduled for the coming quarter bode well for a stronger year-end.”

Outlook

“After a quarter like this, it’s important to take a fresh look at the larger picture to make sure our strategy and execution are in line with the long-term needs of customers and shareholders,” said Mr. Conway. “Like many companies, we have faced greater challenges in the current economic cycle than anyone anticipated. But we face them with resources built on years of disciplined management and exceptional customer focus. Our manufacturing infrastructure is state-of-the-art, our brands are widely respected, and our reputation for quality and service is unsurpassed in the industry. Our cash flow and balance sheet remain strong, and our record of dividend payment and dividend growth reflects these strengths, with eleven straight years of double-digit dividend increases.

“At the same time, while we expect improvement in the fourth quarter, we recognize that we will still fall short of our previous guidance for the full fiscal year. We believe we are taking appropriate measures to correct an untenable situation at Creative Homeowner, but the market it serves and the overall economy continue to pose serious challenges. Allowing for these challenges, we expect the publishing segment as a whole to return to profitability in the fourth quarter, with stronger performance at Dover and REA offsetting a projected loss of between $1.0 and $1.7 million at Creative Homeowner.

“In book manufacturing, while education sales remain difficult to predict in the short term, we expect fourth-quarter textbook sales to be higher than last year, though not enough to bring the full year up to last year’s exceptionally strong performance. In the religious market, we expect full-year sales to be up modestly, in line with long-term expectations. In addition, with the completion of the recent program of technology upgrades at our Philadelphia facility, we expect capital expenditures to be lower through the rest of the year.

“For the remaining quarter of fiscal 2008 we anticipate total sales of between $78 million and $83 million, versus sales of $81 million in last year’s fourth quarter. We expect fourth-quarter earnings of between $0.57 and $0.67 per diluted share before impairment charges. These projected earnings compare with earnings of $0.74 per diluted share in the fourth quarter of fiscal 2007. Including these fourth-quarter results, for fiscal 2008 overall we project total sales of between $282 million and $287 million, versus $295 million in fiscal 2007. And we project full-year fiscal 2008 earnings of between $1.20 and $1.30 per diluted share excluding the impairment charge, versus fiscal 2007 earnings of $2.03 per diluted share.

“In addition to measuring our performance by generally accepted accounting principles, we also track several non-GAAP measures including EBITDA (earnings before interest, taxes, depreciation and amortization) as an additional indicator of the company’s operating cash flow performance. This measure should be considered in addition to, not a substitute for or superior to measures of financial performance prepared in accordance with GAAP. For the first nine months of fiscal 2008, Courier’s EBITDA was $30 million, compared to $41 million for the same period last year. For the full year, we expect EBITDA to be between $48 million and $50 million, versus $61 million for fiscal 2007.”

Share Repurchase Plan

Through the third quarter of fiscal 2008, Courier repurchased approximately 450,000 shares of its common stock for approximately $12 million under its share repurchase plan. As of the end of the third quarter, Courier had approximately $3 million of authorization still available under the share repurchase plan for future stock repurchases.

About Courier Corporation

Courier Corporation prints, publishes and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty book publishing. For more information, visit www.courier.com.

Conference Call Information

Courier Corporation will host a third-quarter conference call today at 9:00 a.m. ET regarding issues discussed in this news release. The conference call will be available via telephone at 800-638-4817 (passcode: 98481075) and accessible via webcast on Courier Corporation's investor relations home page, at www.courier.com. Recorded replays of the conference call will be available on Courier's web site and by telephone at 888-286-8010 (passcode: 51597354), beginning at 11:00 a.m. ET today.

This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words “believe”, “expect”, “anticipate”, “intend”, “estimate” and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers’ demand for the Company’s products, including seasonal changes in customer orders and shifting orders to lower cost regions, changes in market growth rates such as the housing market, changes in raw material costs and availability, pricing actions by competitors and other competitive pressures in the markets in which the Company competes, consolidation among customers and competitors, success in the execution of acquisitions and the performance and integration of acquired businesses, changes in operating expenses including medical and energy costs, changes in technology including migration from paper-based books to digital, difficulties in the start up of new equipment or information technology systems, changes in copyright laws, changes in tax regulations, changes in the Company’s effective income tax rate, and general changes in economic conditions, including currency fluctuations and changes in interest rates. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.

COURIER CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	QUARTER ENDED		NINE MONTHS ENDED
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Net sales	$73,378	$73,411	$204,028	$214,059
Cost of sales	54,364	48,986	148,904	145,860

Gross profit	19,014	24,425	55,124	68,199

Selling and administrative expenses	13,600	13,402	41,490	41,106
Impairment charge (1)	23,850	-	23,850	-
Interest expense, net	322	419	889	1,117

Income (loss) before taxes	(18,758)	10,604	(11,105)	25,976

Provision for income taxes	(6,386)	3,923	(3,532)	9,663

Net income (loss)	($12,372)	$6,681	($7,573)	$16,313

Net income (loss) per diluted share	($1.00)	$0.53	($0.60)	$1.29

Cash dividends declared per share	$0.20	$0.18	$0.60	$0.54

Wtd. average diluted shares outstanding	12,342	12,708	12,520	12,684

SEGMENT INFORMATION:

Net sales:
Book Manufacturing	$63,187	$58,497	$166,253	$168,923
Specialty Publishing	13,362	17,917	45,376	52,835
Elimination of intersegment sales	(3,171)	(3,003)	(7,601)	(7,699)
Total	$73,378	$73,411	$204,028	$214,059

Income (loss) before taxes:
Book Manufacturing	$8,228	$10,147	$16,234	$23,915
Specialty Publishing	(2,962)	844	(2,711)	3,014
Impairment charge (1)	(23,850)	-	(23,850)	-
Stock based compensation	(213)	(375)	(955)	(1,101)
Intersegment profit	39	(12)	177	148
Total	($18,758)	$10,604	($11,105)	$25,976

(1) This amount represents an estimate of the non-cash pre-tax impairment charge related to Creative Homeowner in accordance with SFAS 142 and SFAS 144. On an after-tax basis, the impairment charge is $15.5 million, or $1.25 per diluted share. The Company expects to finalize the amount of the impairment charge in the fourth quarter of fiscal 2008.

COURIER CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	June 28,	September 29,
ASSETS	2008	2007

Current assets:
Cash and cash equivalents	$943	$1,549
Accounts receivable	47,445	47,673
Inventories	39,609	38,183
Deferred income taxes	3,450	3,469
Other current assets	2,884	1,550
Total current assets	94,331	92,424

Property, plant and equipment, net	93,954	97,778
Goodwill and other intangibles	43,661	68,103
Prepublication costs	9,501	10,220
Other assets	1,424	1,310

Total assets	$242,871	$269,835

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt	$91	$91
Accounts payable	14,869	20,111
Accrued taxes	963	2,129
Other current liabilities	13,420	14,061
Total current liabilities	29,343	36,392

Long-term debt	28,130	17,375
Deferred income taxes	4,329	9,446
Other liabilities	3,024	3,619

Total liabilities	64,826	66,832

Total stockholders' equity	178,045	203,003

Total liabilities and stockholders' equity	$242,871	$269,835

COURIER CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Nine Months Ended
	June 28,	June 30,
	2008	2007

Operating Activities:
Net income (loss)	$(7,573)	$16,313
Adjustments to reconcile net income to
cash provided from operating activities:
Depreciation and amortization	16,607	14,201
Impairment charge	23,850	-
Stock based compensation	955	1,101
Deferred income taxes	(5,098)	1,351
Changes in working capital	(9,581)	(16,305)
Other, net	(855)	(173)

Cash provided from operating activities	18,305	16,488

Investment Activities:
Capital expenditures	(7,755)	(17,920)
Prepublication costs	(3,689)	(4,327)

Cash used for investment activities	(11,444)	(22,247)

Financing Activities:
Long-term borrowings, net	10,755	10,029
Cash dividends	(7,469)	(6,745)
Proceeds from stock plans	1,269	1,806
Stock repurchases	(12,055)	-
Excess tax benefits from stock based compensation	33	531

Cash (used for) provided from financing activities	(7,467)	5,621

Decrease in cash and cash equivalents	(606)	(138)

Cash and cash equivalents at the beginning of the period	1,549	1,483

Cash and cash equivalents at the end of the period	$943	$1,345

Non-GAAP measures - EBITDA:
Net income (loss)	$(7,573)	$16,313
Provision for income taxes	(3,532)	9,663
Interest expense, net	889	1,117
Depreciation and amortization	16,607	14,201
Impairment charge	23,850	-
EBITDA	$30,241	$41,294

CONTACT:
Courier Corporation
James F. Conway III, 978-251-6000
Chairman
President and Chief Executive Officer
or
Peter M. Folger, 978-251-6000
Senior Vice President and Chief Financial Officer
www.courier.com